 EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AMERICAN ACQUISITION OPPORTUNITY INC.

ROYALTY MERGER SUB, INC.

and

ROYALTY MANAGEMENT CORPORATION

Dated as of June 28, 2022

i

(continued)

ii

(continued)

Page
SECTION 5.16 Investment Company Act	56
SECTION 5.17 Registration Statement	55
SECTION 5.18 Contracts	55
SECTION 5.19 Brokers	55
SECTION 5.20 Sponsor Support Agreement	55
SECTION 5.21 AAO’s and Merger Sub’s Investigation and Reliance	56

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER	56
SECTION 6.1 Conduct of Business by the Company Pending the Merger	56
SECTION 6.2 Conduct of Business by AAO Pending the Merger	59
SECTION 6.3 Claims Against Trust Account	59
SECTION 6.4 Approval of 280G Payments	60

ARTICLE VII ADDITIONAL AGREEMENTS	60
SECTION 7.1 Preparation of Registration Statement; Special Meeting; Company Requisite Approval	60
SECTION 7.2 Access to Information; Confidentiality; Publicity	63
SECTION 7.3 Exclusivity	64
SECTION 7.4 Employment Agreements	64
SECTION 7.5 Directors’ and Officers’ Indemnification	64
SECTION 7.6 Transaction Litigation	65
SECTION 7.7 Tax Matters	66
SECTION 7.8 Stock Exchange Listing	67
SECTION 7.9 AAO Public Filings	67

iii

(continued)

iv

MERGER AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2022 (this “Agreement”), by and among American Acquisition Opportunity Inc., a Delaware corporation (“AAO”), Royalty Merger Sub, Inc., an Indiana corporation (“Merger Sub”), and Royalty Management Corporation, an Indiana corporation (the “Company”). AAO, Merger Sub, and the Company are sometimes referred to individually herein as a “Party” and, collectively, the “Parties”.

WHEREAS, AAO is a special purpose acquisition company incorporated in Delaware and formed to acquire one or more operating businesses through a business combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of AAO and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the Indiana Business Corporation Law (the “IBCL”), at the Effective Time, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Corporation;

WHEREAS, in connection with the Merger, the Shareholders will be entitled to receive the Merger Consideration, as described in this Agreement;

WHEREAS, the Sponsor, certain of Sponsor’s Affiliates and AAO have entered into a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), providing that dated as of the date hereof, providing that, among other things, the Principal Shareholders will vote in favor of this Agreement and the Transactions (including the Merger);

WHEREAS, AAO and the Principal Shareholders, contemporaneously with the execution and delivery of this Agreement, have entered into the Shareholder Support Agreement, dated as of the date hereof (the “Shareholder Support Agreement”), providing that, among other things, the Principal Shareholders will vote in favor of this Agreement and the Transactions (including the Merger);

WHEREAS, at the Closing, AAO, certain stockholders of AAO and certain Shareholders will enter into an Amended and Restated Registration Rights Agreement with AAO (the “Registration Rights Agreement”), which will, among other things, govern the registration of certain Company Common Stock for resale and also provide for a lock-up pertaining to certain Company Common Stock owned by such Shareholders and which shall be effective as of the Closing.

WHEREAS, in connection with the Merger, AAO shall adopt the second amended and restated certificate of incorporation (the “Amended Charter”) in the form attached hereto as Exhibit B, to provide for, among other things, an increase in the number of authorized shares of AAO Common Stock;

WHEREAS, in connection with the Merger, AAO shall adopt the amended and restated bylaws (the “Amended Bylaws”) in the form attached hereto as Exhibit C;

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WHEREAS, the respective boards of directors of each of AAO, Merger Sub and the Company have each (a) unanimously approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and IBCL and (b) adopted a resolution recommending to their respective stockholders or shareholders, as the case may be, the approval and adoption of this Agreement and the Transactions;

WHEREAS, the sole shareholder of Merger Sub has approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the IBCL;

WHEREAS, each of the Parties intends that, for United States federal income tax purposes, (a) this Agreement shall be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and (b) the Merger shall constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations (collectively, the “Intended Tax Treatment”); and

WHEREAS, all capitalized terms not defined in these Recitals shall have the respective meanings ascribed to them in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Definitions. For purposes of this Agreement:

“AAO Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of AAO, dated March 17, 2021.

“AAO Class A Common Stock” means, at all times prior to the Effective Time, AAO’s Class A Common Stock, par value $0.0001 per share.

“AAO Class B Common Stock” means, at all times prior to the Effective Time, AAO’s Class B Common Stock, par value $0.0001 per share.

“AAO Common Stock” means, at all times prior to the Effective Time, AAO Class A Common Stock and AAO Class B Common Stock, collectively.

“AAO Extension Proposal” means a proposal which, at the discretion of AAO, may be submitted to the stockholders of AAO to amend AAO Certificate of Incorporation to extend the date by which AAO has to consummate a business combination from September 22, 2022 to December 22, 2022, or such other date reasonably determined by AAO, with such details as will be set forth in a proxy statement filed with the SEC.

“AAO Extension Redemption” means the right of stockholders of AAO to redeem AAO Common Stock pursuant to AAO’s Certificate of Incorporation in connection with the AAO Extension Proposal.

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“AAO Material Adverse Effect” means any fact, event, circumstance, change or effect that, individually or in the aggregate with all other Effects, (a) has had a material adverse effect on the business, assets, financial condition or results of operations of AAO or (b) has a material adverse effect on the ability of AAO and/or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an AAO Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) any material downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) any actions taken or not taken by AAO as required by this Agreement or any Ancillary Agreement; (iv) any fact, event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions, (v) any actions taken, or failures to take any action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, explosion fire, act of God or other force majeure event (including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, including the Centers for Disease Control and Prevention, providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or AAO’s compliance therewith), (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, AAO operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States, or (viii) any failure of AAO to meet any projections, forecasts or budgets (provided, that any Effect underlying such failure (except to the extent otherwise excluded by the other clauses in this definition) shall be taken into account in determining whether an AAO Material Adverse Effect has occurred or would reasonably be expected to occur); provided, however, that any change, event, change, fact or circumstance referred to in clauses (i), (ii), (iv), (vi), and (vii) may be taken into account in determining if a “Material Adverse Effect” occurred to the extent it has a disproportionate impact on AAO as compared to similarly situated companies in the industry in which AAO conducts its operations, or the ability of AAO to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

“AAO Organizational Documents” means the AAO Certificate of Incorporation and bylaws, in each case as amended, modified or supplemented from time to time.

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“AAO Private Placement Warrants” has the meaning ascribed to “Private Warrant” in the AAO SEC Reports as of the date of this Agreement.

“AAO Public Warrant” has the meaning ascribed to “Public Warrant” in the AAO SEC Reports as of the date of this Agreement.

“AAO Units” means the units of AAO issued in connection with its initial public offering, which such units are comprised of one share of AAO Class A Common Stock and one-half of one AAO Public Warrant, which ceased trading and were separated into their component parts as of April 21, 2022.

“AAO Warrants” means, collectively, AAO Public Warrants and AAO Private Placement Warrants.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the avoidance of doubt, Merger Sub shall be deemed to be an Affiliate of AAO.

“Ancillary Agreements” means the Amended Charter, the Amended Bylaws, the Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, and all other agreements, certificates and instruments executed and delivered by the Parties in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. Travel Act, 18 U.S.C. § 1952, and the U.K. Bribery Act 2010, when applicable.

“Books and Records” means books and records (whether written, electronic, or otherwise embodied) in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are customarily open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

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“Closing Payment Shares” means eleven million one hundred thousand (11,100,000) shares of AAO Common Stock.

“Company Acquisition Proposal” means any proposal or offer from a Person or a “group” (as defined in the Exchange Act) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) any equity ownership in the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Agreements or the Transactions shall constitute a Company Acquisition Proposal.

“Company Affiliate Agreement” means any Contract between the Company on the one hand, and a Related Party, on the other hand.

“Company Business” means the administration of current royalty interests or the investment in new royalty interests.

“Company Capital Stock” means the Company Common Stock and includes Company Common Stock issued upon the Company Convertible Debt Conversion and the Company Warrant Settlement.

“Company Certificate of Incorporation” means the First Amended and Restated Articles of Incorporation of the Company, as filed with the Indiana Secretary of State on November 22, 2021, as such may have been amended, supplemented, designated or modified from time to time.

“Company Common Stock” means the Company’s common stock, with a par value of $0.001 per share.

“Company Debt” means the following consolidated obligations of the Company: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property or services, including “earn-out” payments; (b) all liabilities evidenced by bonds, debentures, promissory notes, mortgages or other debt instruments and debt securities; (c) all guarantees of the debt of other Persons on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) obligations under capitalized leases, (f) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date; and guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (f) above, and with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations. The amount of Company Debt as of the date hereof is set forth on Schedule 1.01(b).

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“Company Disclosure Schedules” means the disclosure schedules, delivered as of the date hereof, by the Company to AAO and Merger Sub, which the Parties acknowledge and agree incorporate identified information related to the Company’s predecessors and assigns.

“Company Fully Diluted Capital Stock” means, without duplication, a number of shares of Company Common Stock equal to (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time after giving effect to the Company Convertible Debt Conversion and the Company Warrant Settlement; minus (b) any Treasury Shares.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets or results of operations of the Company or (b) has a material adverse effect on the ability of the Company to consummate the Transactions in accordance with the terms of this Agreement; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas or markets in which the Company operates; (iii) any material downturn in general economic conditions, including material changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, cyberterrorism (including ransomware attacks), epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any of the foregoing; (v) any hurricane, tornado, flood, earthquake, wild fire, natural disaster, or other acts of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any COVID-19 Measures, (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any fact, event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, distributors, licensors, partners, providers, employees or Governmental Authorities), provided, however, that the exceptions in clauses (vi) or (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.5 and, to the extent related thereto, the condition in Section 8.2(a), or (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that clause (viii) shall not prevent or otherwise affect a determination that any event, change, fact or circumstance underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, and provided, further, that any change, event, change, fact or circumstance referred to in clauses (i), (ii), (iii), (iv), and (v) may be taken into account in determining if a “Material Adverse Effect” occurred to the extent it has a disproportionate impact on (x) the Company as compared to similarly situated companies in the industry in which the Company conducts its operations, or (y) the ability of the Company to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions).

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“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Convertible Debt” means, the Round A Convertible Notes issued to certain investors and listed on Schedule 4.3(e) of the Company Disclosure Schedules.

 “Company Requisite Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock, voting together as a single class.

“Company Warrant” means a warrant to purchase Company Common Stock.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any Suppliers or customers of the Company or AAO or its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Copyright License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property subject to such license, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such software or other Intellectual Property subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyright Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

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“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any applicable Law, and any United States federal, state or local or non-United States laws relating to: (a) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, soil gas, surface water, groundwater, sediments, surface or subsurface strata); or (b) concerning the release, threatened release, presence of, exposure to, contamination of, or any injury or threat of injury to persons or property relating to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, sale, distribution, labeling, disposal or remediation of any Hazardous Substances or materials containing Hazardous Substances . The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq; the Safe Drinking Water and Toxic Enforcement Act of 1986, 27 Cal. Code Regs., §§ 25249 et seq, and Federal Insecticide, Fungicide, and Rodenticide Act.

“Environmental Claim” means any action, suit, claim, investigation or other proceeding by any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources assessments and damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the actual or alleged presence, generation, use, handling, transportation, storage, treatment, disposal, threatened Release or Release of, or exposure to, any Hazardous Substances; (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit; or (c) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Merger Consideration, divided by (b) the number of shares of Company Fully Diluted Capital Stock.

“Hazardous Substance(s)” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, carcinogenic, mutagenic, radioactive, a pollutant, a contaminant or is otherwise characterized by words of similar import or regulatory effect or that could give rise to Liability under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, natural gas, synthetic gas, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and per- and polyfluoroalkyl substances.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family” means, with respect to any natural person, such person’s spouse or domestic partner, lineal ancestor or descendant, or sibling, including any adoptive relationship and relationships through marriage.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, trade names, corporate names, any other indicia of source or origin, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets, know-how and other confidential information, in each instance, that derive independent economic value from not being generally known to the public and not being readily ascertainable by other Persons; (e) Internet domain names, social media accounts, websites and content; (f) Software and rights in Software.

“Intended Tax Treatment” has the meaning set forth in the recitals of this Agreement.

“International Trade Laws” means all applicable laws, regulations, rules and licenses of the United States and other governments, including but not limited to, the sanctions, embargoes and restrictions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the Foreign Trade Regulations administered by the U.S. Department of Commerce’s Bureau of Census, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“knowledge” or “to the knowledge” of a Person shall mean in the case of the Company or AAO, the actual knowledge of the Persons listed on Schedule 1.01(c) after reasonably inquiry.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or Improvements located thereon.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable Securities Laws).

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“Merger Consideration” means one hundred eleven million dollars ($111,000,000).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Surviving Corporation Articles of Incorporation” means the form of articles of incorporation set forth on Exhibit D to be attached to this Agreement within 30 days after the date hereof.

“Surviving Corporation Bylaws” means the form of bylaws set forth on Exhibit E.

“NASDAQ” means the means the Nasdaq Global Select Market or the Nasdaq Global Market.

“IBCL” means the Indiana Business Corporation Law.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyright Licenses.

 “Owned Real Property” means the land owned by the Company (collectively, the “Land”), together with all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company any of its respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company relating to the Land or Improvements; all equipment and other personal property owned by the Company located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) Liens for Taxes not yet due and payable, or being contested in good faith for which adequate reserves have been set aside according to GAAP; (c) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (d) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business; and (e) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property.

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“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Principal Shareholders” means White River Holdings LLC, First Frontier Capital LLC and Homewood Holdings LLC.

“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, Confidential Information, the Company’s Business Systems or Business Data and (b) unfair and deceptive practices, accessibility, advertising communications (e.g., text messages, emails, calls), PCI-DSS, location tracking and marketing.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Proxy Statement” means the proxy statement to be filed by AAO as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from stockholders of AAO to approve AAO Proposals.

“Redeeming Stockholder” means a stockholder of AAO who properly demands that AAO redeem its Class A Common Stock for cash in connection with the AAO Proposals and in accordance and in compliance with AAO Organizational Documents.

“Registered Company IP” means patents, patent applications, registrations and applications for registration of trademarks, service marks, and trade dress, internet domains, and copyrights owned or licensed by the Company.

“Related Party” means, with respect to the Company, (a) any Affiliate of the Company or any Person who serves as a director, officer, general partner or managing member of such Affiliate; (b) any Person who serves as a director, officer, general partner or managing member of the Company; (c) any Person that beneficially owns, directly or indirectly, at least 5% of the Company Capital Stock or any Affiliate described in clause (i) of such Person; or (d) any Immediate Family member of any Person described in clause (a), (b) or (c). For purposes of this definition, “Affiliate” shall not include the Company.

“Securities Act” means the Securities Exchange Act of 1933, as amended.

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“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Shareholder” means the holder of a share of Company Common Stock, and includes holders of shares of Company Common Stock issued upon the Company Convertible Debt Conversion and/or the Company Warrant Settlement.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Special Meeting” means a meeting of the holders of AAO Common Stock to be held for the purpose of approving AAO Proposals.

“Sponsor” means American Opportunity Ventures LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a Person, any other Person, of which (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person or (b) such Persons controls any other Person. For the purposes hereof, the term “Subsidiary” shall include all subsidiaries of such Subsidiary.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Tax” and “Taxes” means any federal, state, local, foreign, and other income, gross income, adjusted gross income or gross receipts, franchise, estimated, alternative or add-on minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, disability, estimated, escheat, premium, turnover, windfall profits or other taxes of any kind whatsoever, together with any interest, penalties, additions to tax, or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Return” means any return, information return, statement, declaration, claim for refund, estimate, report, or other document relating to Taxes that is filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto and including any amendments thereof.

 “Transactions” means the transactions contemplated by this Agreement, including the Merger and the Ancillary Agreements.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

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“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

GLOSSARY

“2021 Balance Sheet”	Section 4.7(b)
“AAO”	Recitals
“AAO Board”	Section 5.10(a)
“AAO Board Recommendation”	Section 7.1(e)
“AAO Disclosure Schedules”	Preamble to Article V
“AAO Financial Statements”	Section 5.7(b)
“AAO Preferred Stock”	Section 5.3(a)
“AAO Proposals”	Section 7.1(b)
“AAO SEC Documents”	Section 5.7(a)
“Action”	Section 4.10
“Additional AAO SEC Documents”	Section 5.7(a)
“Agreement”	Recitals
“Affordable Care Act”	Section 4.11(k)
“Alternative Transaction Structure”	Section 7.7(a)
“Anti-Corruption Laws”	Section 4.29(a)
“Antitrust Laws”	Section 7.10(c)
“Applicable Per Share Merger Consideration”	Section 3.1(c)
“Articles of Merger”	Section 2.3
“Basket”	Section 10.3(a)
“Blue Sky Laws”	Section 4.5(b)
“Certificates”	Section 3.2(b)
“Claim Notice”	Section 10.4(b)
“Claims”	Section 6.3
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Code”	Recitals
“Company”	Recitals
“Company Convertible Debt Conversion”	Section 3.01(a)
“Company Board Recommendation”	Section 7.1(f)
“Company Permits”	Section 4.6(a)
“Company Warrant Settlement”	Section 3.1(b)
“Confidentiality Agreement”	Section 7.2(b)
“Contribution”	Section 4.14(e)
“Contributor”	Section 4.14(e)
“D&O Indemnified Persons”	Section 7.5(a)
“D&O Tail Insurance”	Section 7.5(b)
“Data Security Requirements”	Section 4.14(g)
“Dissenting Shares”	Section 3.5(a)

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“Effective Time”	Section 2.3
“ERISA”	Section 4.11(a)
“ERISA Affiliate”	Section 4.11(i).
“Expiration Date”	Section 3.6(a)(ii)
“Exchange Fund”	Section 3.2(a)
“Financial Statements”	Section 4.7(b)
“GAAP”	Section 4.7(a)
“Governmental Authority”	Section 4.5(b)
“Investment Company Act”	Section 4.31
“International Trade Control Laws”	Section 4.29(a)
“Law”	Section 4.5(a)
“Lease”	Section 4.13(b)
“Lease Documents”	Section 4.13(b)
“Material Contracts”	Section 4.17(a)
“Material Customers”	Section 4.18(a)
“Material Suppliers”	Section 4.18(b)
“Merger”	Section 2.1(a)
“Merger Sub”	Recitals
“Merger Sub Common Stock”	Section 5.3(b)
“Outside Date”	Section 9.1(b)
“Outstanding AAO Transaction Expenses”	Section 3.4(b)
“Outstanding Company Transaction Expenses”	Section 3.4(a)
“Party” and “Parties”	Recitals
“PCAOB Audit Deadline”	Section 7.13
“PCAOB Audited Financial Statements”	Section 4.7(c)
“Pending Claims”	3.6(a)(ii)
“Plans”	Section 4.11(a)
“Prior Financial Statements”	Section 4.7(a)
“Prohibited Party”	Section 4.29(b)
“Registration Statement”	Section 7.1(a)
“Remedies Exceptions”	Section 4.4
“Representative Documents”	Section 11.10
“Representatives”	Section 7.2(a)
“Sanctions Laws”	Section 4.29(a)
“SEC”	Section 5.7(a)
“Sponsor Support Agreement”	Recitals
“Shareholder Support Agreement”	Recitals
“Surviving Corporation”	Section 2.1
“Terminating AAO Breach”	Section 9.1(f)
“Terminating Company Breach”	Section 9.1(e)
“Third Party Claim”	Section 10.4(c)
“Transaction Litigation”	Section 7.6
“Trust Account”	Section 5.12
“Trust Agreement”	Section 5.12
“Trust Fund”	Section 5.12
“Trustee”	Section 5.12
“Withholding Agent”	Section 3.3

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SECTION 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include all other genders, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including”, “include” or similar derivations means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided no later than seven days prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (A) in the “virtual data room” set up by the Company in connection with this Agreement no later than two days prior to the date hereof or (B) by delivery to such Party or its legal counsel via electronic mail or hard copy form, or (ii) with respect to AAO, filed with the SEC by AAO no later than two days prior to the date hereof.

(c) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or AAO’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 or COVID-19 Measures).

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

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ARTICLE II

THE MERGER; CLOSING

SECTION 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the IBCL, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and become a wholly owned Subsidiary of AAO, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the IBCL, and (c) the Merger shall have such other effects as provided in the IBCL and this Agreement.

SECTION 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in Article VIII that are required to be satisfied prior to the Closing Date, or at such other place and time as the AAO and Company may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

SECTION 2.3 Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, as soon as practicable following the Closing on the Closing Date the Company, AAO and Merger Sub will cause articles of merger relating to the Merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Indiana in accordance with the relevant provisions of the IBCL. The Merger shall become effective at the time when the Articles of Merger have been duly filed with and accepted by the Secretary of State of the State of Indiana, and the Secretary of State of the State of Delaware, or at such later date and time as may be agreed by the Parties in writing and specified in the Articles of Merger (such date and time, the “Effective Time”).

SECTION 2.4 Organizational Documents of AAO and the Surviving Corporation.

(a) At the Closing and immediately prior to the Effective Time, subject to obtaining the affirmative vote of the stockholders of AAO for the AAO Proposals in accordance with the Proxy Statement, AAO shall cause the AAO Organizational Documents to be amended and restated in their entirety to be the Amended Charter and the Amended Bylaws, respectively, until thereafter supplemented or amended in accordance with their respective terms and the DGCL. Without limiting the generality of the foregoing, as of the Effective Time, AAO will change its corporate name to “Royalty Management Corporation.”

(b) At the Effective Time, by virtue of the Merger, the Company Articles of Incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read in the forms of the Surviving Corporation Articles of Incorporation and the Surviving Corporation Bylaws, respectively, and as so amended and restated, will be the articles of incorporation and the bylaws, respectively, of the Surviving Corporation until thereafter supplemented or amended in accordance with their respective terms and the IBCL. Without limiting the generality of the foregoing, as of the Effective Time, the Company will change its corporate name to “Royalty Management Operating Corporation.”

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SECTION 2.5 Directors. Immediately after the Closing, the board of directors of the Surviving Corporation and of AAO each shall consist of five directors, consisting of (a) one (1) director designated by AAO, and (b) four (4) designated by the Company, at a least three (3) of whom will serve as independent directors satisfying the independence requirements of the Securities Act and the Nasdaq rules.

SECTION 2.6 No Further Ownership Rights in Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.

SECTION 2.7 Rights Not Transferable. The rights of the Shareholders as of immediately prior to the Effective Time are personal to each such Shareholder and shall not be assignable or otherwise transferable for any reason (except (i) in the case of an entity, by operation of Law or (ii) in the case of a natural person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

SECTION 2.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

ACTIONS PRIOR TO THE MERGER; CONVERSION OF SECURITIES; CONSIDERATION

SECTION 3.1 CONVERSION OF SECURITIES

(a) Company Convertible Debt. Prior to the Effective Time, all holders of Company Convertible Debt shall have converted their full principal amount of Company Convertible Debt that is issued and outstanding immediately prior to the Effective Time into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the senior secured convertible promissory note agreements that govern the terms of the Company Convertible Debt (the “Company Convertible Debt Conversion”). After the Company Convertible Debt Conversion, all convertible debt of the Company shall no longer be outstanding and shall cease to exist, and each holder of Company Convertible Debt shall thereafter cease to have any rights with respect to such securities; and the number of shares of Company Common Stock resulting from the Company Convertible Debt Conversion shall be 678,675.

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(b) Company Warrants. Immediately prior to the Effective Time, the Company shall cause each Company Warrant that is issued and outstanding immediately prior to the Effective Time to be either exercised in full on a cash or cashless basis or terminated without exercise in exchange for the issuance of the applicable shares of Company Common Stock (the “Company Warrant Settlement”). After the Company Warrant Settlement, all of the Company Warrants shall no longer be outstanding and shall cease to exist and each holder of Company Warrants shall thereafter cease to have any rights with respect to such securities and the number of shares of Company Common Stock resulting from the Company Warrant Settlement shall be 110,799.

(c) Cancellation of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of AAO, Merger Sub or the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Shares for each share of Company Common Stock (the “Applicable Per Share Merger Consideration”) as specified on Exhibit A hereto. For avoidance of any doubt, each Stockholder will cease to have any rights with respect to his, her or its Company Common Stock, except the right to receive the Applicable Per Share Merger Consideration. At the Effective Time (and, for the avoidance of doubt, following the Company Convertible Debt Conversion and the Company Warrant Settlement), by virtue of the Merger and without any action on the part of any holder thereof:

(i) Company Common Stock. Each share of Company Common Stock (including Company Common Stock issued as a result of the Company Convertible Debt Conversion and the Company Warrant Settlement) that is issued and outstanding immediately prior to the Effective Time, other than the Dissenting Shares, shall thereupon be converted into the right to receive, and the holder of such share of Company Stock shall be entitled to receive, the Applicable Per Share Merger Consideration;

(ii) Company Treasury Stock. Each share of Company Common Stock held in the treasury of the Company (“Treasury Shares”) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) Company Dissenting Share. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 3.5(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 3.5(a).

AAO Class B Common Stock. Each share of AAO Class B Common Stock shall automatically convert into and become one validly issued, fully paid and non-assessable share of AAO Class A Common Stock.

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(d) Merger Sub Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Corporation, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

(e) Surrender of Certificates. All securities issued upon the surrender of Company Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Common Stock shall also apply to the Closing Payment Shares so issued in exchange.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any shares of Company Common Stock shall have been lost, stolen or destroyed, AAO shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that AAO may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company or AAO with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company or AAO shall occur (other than the issuance of additional shares of the Company or AAO as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Exchange Ratio and the number of the Closing Payment Shares (as well as the Applicable Per Share Merger Consideration) payable to the Shareholders pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit AAO or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 3.2 Payment of Merger Consideration.

(a) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, AAO shall issue to each Shareholder such number of Closing Payment Shares opposite such Shareholder’s name on Exhibit A.

(b) No certificates or scrip representing fractional AAO Class A Common Stock will be issued pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of AAO.

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(c) Each certificate issued pursuant to the Merger to any Shareholder shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Closing Payment Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

SECTION 3.3 Withholding Rights. Each of AAO and Merger Sub (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law; provided that prior to making any deduction or withholding pursuant to this Section 3.3, the Withholding Agent shall use commercially reasonable efforts to provide the Shareholders with advance written notice of any such intended deduction or withholding (other than any withholding on amounts properly treated as compensation to employees for U.S. federal income Tax purposes) at least five (5) days before the making of such payment, and the Withholding Agent shall cooperate in good faith with the Shareholders to obtain any available exception from, or reduction in, such deduction or withholding pursuant to this Section 3.3 to the extent permitted under applicable Law. To the extent that amounts are so withheld by the Withholding Agent or any of their respective Affiliates with respect to any Person and are properly remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid on behalf of such Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

SECTION 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to AAO for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.1.

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SECTION 3.5 Payment of Expenses.

(a) No sooner than five nor later than two Business Days prior to the Closing Date, the Company shall provide to AAO a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company and/or the Shareholders in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date concurrent with the Closing, AAO shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses.

(b) No sooner than five nor later than two Business Days prior to the Closing Date, AAO shall provide to the Company a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of AAO and/or Merger Sub in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding AAO Transaction Expenses”). On the Closing Date concurrent with the Closing, AAO shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding AAO Transaction Expenses.

(c) Neither of AAO or the Surviving Corporation shall be liable to any holder of Company Capital Stock for any such Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.2.

(d) AAO shall not pay or cause to be paid any Outstanding AAO Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.5.

SECTION 3.6 Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the IBCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Shareholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing dissenter’s rights for such Company Capital Stock in accordance with the IBCL and otherwise complied at all times with all of the provisions of the IBCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such Shareholders shall have no right to receive, the applicable Merger Consideration in accordance with the provisions of Section 3.1, unless and until such Shareholder fails to perfect or withdraws or otherwise loses his, her or its dissenter’s rights and payment under the IBCL. Any Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenter’s rights as to such shares of Company Capital Stock under the IBCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration in accordance with the provisions of Section 3.1, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock.

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(b) Prior to the Closing, the Company shall give AAO (i) prompt notice of any demands for dissenter’s rights received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter’s rights under the IBCL. The Company shall not, except with the prior written consent of AAO (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for dissenter’s rights or offer to settle or settle any such demands.

(c) The Company shall give AAO (i) prompt, but within at least five (5) Business Days, written notice of its receipt of any written demands for dissenter’s rights as to any shares of Company Common Stock, withdrawals of such demands, and any other instruments relating to such demands served pursuant to the IBCL and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter’s rights under the IBCL or the Laws of any other applicable jurisdiction. The Company shall not, except with the prior written consent of AAO, which consent may be given or withheld in AAO’s reasonable discretion, or as may be required under applicable Laws, voluntarily make any payment with respect to any demands for dissenter’s rights as to Company Common Stock or offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to AAO simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to AAO that each of the following representations and warranties is true, correct and complete as of the date of this Agreement (or, if such representations and warranties are made with respect to a certain date, as of such date). All references to the Company in this Article IV shall also apply to each Subsidiary, both individually and on a consolidated basis with the Company. The parties hereto agree that any reference to numbered and lettered sections and subsections of this Article IV shall only refer to the section or subsection being referenced.

SECTION 4.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect.

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(b) Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect. There are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any Subsidiary.

(c) Except as provided in Schedule 4.1 of the Company Disclosure Schedules, the Company does not directly or indirectly own any Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.2 Articles of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available a complete and correct copy of the articles of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and of each subsidiary. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. As of the date of this Agreement, (i) 6,243,750 shares of Company Common Stock are issued and outstanding, (ii) 0 shares of Company Common Stock are held in the treasury of the Company, (iii) there are Company Warrants to purchase 110,199 shares of Company Common Stock outstanding, and 245,007 shares of Company Common Stock are reserved for issuance upon the exercise of the Company Warrants and (iv) 678,675 shares of Company Common Stock are reserved for issuance upon the conversion of the Company Convertible Debt.

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(b) The aggregate outstanding and unpaid Company Convertible Debt as of the date of this Agreement is $906,377.01.

(c) Other than this Agreement, the Company Convertible Debt and the Company Warrants, there are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. The Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than this Agreement and any Ancillary Agreements, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, the Company Warrants or the Company Convertible Debt or any of the equity interests or other securities of the Company.

(d) Schedule 4.3(d) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, the following information with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of Company Capital Stock subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has made available to AAO an accurate and complete copy of each Company Warrant. All Company Capital Stock subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be. and as of the effectiveness of the Company Warrant Conversion has been, duly authorized, validly issued, fully paid and nonassessable. Each of the Company Warrants shall be terminated prior to the Closing.

(e) Schedule 4.3(e) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, the following information with respect to each instrument evidencing Company Convertible Debt outstanding: (i) the name of the holder of such Company Convertible Debt; (ii) the number of shares of the Company into which such Company Convertible Debt shall be converted into; and (iii) the date on which such Company Convertible Debt was incurred. The Company has made available to AAO an accurate and complete copy of each promissory note evidencing Company Convertible Debt. All Company Common Stock subject to issuance pursuant to the Company Convertible Debt Conversion upon issuance on the terms and conditions specified therein, will be and has been duly authorized, validly issued, fully paid and nonassessable. All Company Convertible Debt shall be terminated prior to the Closing.

(f) Except as contemplated by or as otherwise set forth in this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(g) (i) Except as otherwise set forth in Schedule 4.3(g) of the Company Disclosure Schedules, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Warrant as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company Capital Stock and all outstanding Company Warrants have been issued and granted in compliance with (A) all applicable Securities and other Laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

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(h) The Shareholders collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Capital Stock). Except for the Company Capital Stock held by the Shareholders, the Company Convertible Debt and the Company Warrants, no shares or other equity or voting interest of the Company, or options, warrants, convertible debt or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

SECTION 4.4 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Requisite Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Requisite Approval, which the written consent delivered in connection with Section 7.1(f) shall satisfy, and the filing and recordation of appropriate merger documents as required by the IBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of AAO and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

SECTION 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement, and the transactions contemplated hereby, by the Company do not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the IBCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Schedule 4.5(a) of the Company Disclosure Schedules, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Articles of Incorporation or bylaws, (ii) conflict with or violate any federal, state, local or foreign (including the general principles of common law, civil law and equity) statute, law, ordinance, regulation, code, executive order, injunction, judgment, decree, constitution, convention, treaty, common law, act, code, edict, determination, binding interpretation, subpoena, decision, verdict, judgment, award, administrative requirement, decree and the rules and regulations promulgated thereunder, in each case enacted, promulgated or imposed by any Governmental Authority, and to the extent they have the force of law, any policies, guidelines and notices of any Governmental Authority (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract or any Lease Document to which the Company is a party or by which it or any of its respective assets or properties may be bound or affected, (iv) except as set forth on Schedule 4.5(a)(iv) of the Company Disclosure Schedules, require any consent, waiver or other action by any Person under any Material Contract or Lease to avoid any violation, breach, or default thereof, or, result in the acceleration, cancellation, termination or modification, or the right to effect such acceleration, cancellation, termination or modification, of any such Material Contract or Lease, or (v) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company. In no event will the conversion of Company Capital Stock into the right to receive the applicable Merger Consideration or the distribution of the Merger Consideration as set forth herein be superseded by any other Contract.

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(b) The execution and delivery of this Agreement, and the transactions contemplated hereby, by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, foreign government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, authority, body or commission or any court, tribunal, judicial or arbitral body or body exercising, or entitled to exercise, any judicial, quasi-judicial, legislative, executive, police, regulatory, taxing or other administrative instrumentality (a “Governmental Authority”), except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the IBCL.

SECTION 4.6 Permits; Compliance.

(a) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits does not constitute a Company Material Adverse Effect. To the Company’s knowledge, no suspension or cancellation of any of the Company Permits is pending or threatened in writing.

(b) Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.16) and compliance with Laws related to Taxes (which are the subject of Section 4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect, the Company is, and since December 31, 2018, has been, in compliance with all applicable Laws and Privacy/Data Security Laws.

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(c) The Company is, and since inception, has been, in compliance with the terms of any note, bond, mortgage, indenture, or guarantee evidencing any Company Debt.

(d) Since inception, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect, (i) there has been no action taken by the Company or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of any the Company acting on behalf of the Company in violation of any applicable Anti-Corruption Law or International Trade Law, (ii) the Company has not been convicted of violating any Anti-Corruption Laws or International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws or International Trade Laws, nor, to the knowledge of the Company, has any investigation been threatened or pending, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or International Trade Law, (iv) the Company has not received any written notice, inquiry or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or International Trade Law, nor has any such notice, inquiry or citation been threatened or is pending and (v) the Company has instituted and maintained policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and International Trade Laws. No officer, director, manager or, to the knowledge of the Company, employee, agent or member of the Company is a foreign official within the meaning of the FCPA.

SECTION 4.7 Financial Statements.

(a) The Company has made available to AAO true, correct and complete copies of the audited consolidated balance sheets and the related audited consolidated statements of operations and cash flows of the Company as of December 31, 2019 and December 31, 2020 (collectively, the “Prior Financial Statements”). The Prior Financial Statements (including the notes thereto) (i) were prepared on an accrual basis in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) were derived from the Books and Records of the Company, and (iii) fairly present, in all material respects, the financial position, results of operations, income (loss), changes in stockholders’ equity, and cash flows of the Company as at the date thereof and for the period indicated therein. (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition in all material respects as of their dates including for all warranty, maintenance, service and indemnification obligations; and (v) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

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(b) The Company has made available to AAO a true, correct and complete copy of the consolidated unaudited balance sheet of the Company for the twelve-month period ended December 31, 2021 (the “2021 Balance Sheet”), and the related reviewed consolidated statements of operations and cash flows of the Company for the twelve-month period then ended (such financial statements, including the 2021 Balance Sheet, the “2021 Financial Statements”). The 2021 Financial Statements were (i) prepared on an accrual basis in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments), ii) were derived from the Books and Records of the Company, and (iii) fairly present, in all material respects, the financial position, results of operations, income (loss), changes in stockholders’ equity, and cash flows of the Company as at the date thereof and for the period indicated therein. (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition in all material respects as of their dates including for all warranty, maintenance, service and indemnification obligations; and (v) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) The Prior Financial Statements and the 2021 Financial Statements accurately reflect in all material respects the outstanding Indebtedness of the Company as of the dates thereof.

(d) The Company will deliver to AAO, pursuant to Section 7.15, true, complete and complete copies of the audited consolidated balance sheets of the Company as of December 31, 2019, December 31, 2020, and December 31, 2021 and the related audited consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2019, December 31, 2020, and December 31, 2021, together with the auditor’s reports thereon, which will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement (collectively, the “PCAOB Audited Financial Statements”).

(e) The PCAOB Audited Financial Statements (i) will be prepared from, and will reflect in all material respects, the Books and Records of the Company, (ii) will present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in stockholders’ equity, and cash flows of the Company as of the dates and for the periods indicated therein in conformity with GAAP consistently applied throughout the periods covered thereby and (iii) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC in accordance with Section 7.1, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement, in effect as of the respective dates thereof.

(f) The Company has established and maintains systems of internal accounting controls that are sufficient to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the assets of the Company. The Company maintains and, for all periods covered by the Financial Statements, has maintained, Books and Records of the Company and its Subsidiaries in the ordinary course of business that are true and complete and reflect the revenues, expenses, assets and liabilities of the Company in all material respects.

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(g) Except for certain cryptocurrency tokens obtained on an ancillary basis in the ordinary course of business and as further described in Schedule 4.7(f) of the Company Disclosure Schedules, the Company has not invested in cryptocurrency and will not do so in the future.

SECTION 4.8 Undisclosed Liabilities. There is no liability, Company Debt or obligation of the Company (whether absolute, accrued, contingent or otherwise) whether or not required to be set forth or reserved for on a consolidated balance sheet of the Company (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities, Company Debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen in the ordinary course of business since the date of the 2021 Balance Sheet included in the Financial Statements, (c) disclosed in Schedule 4.8 of the Company Disclosure Schedules, or (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Transaction Expenses). Except as set forth on Schedule 4.8 of the Company Disclosure Schedules, the Company does not have any Indebtedness for borrowed money.

SECTION 4.9 Absence of Certain Changes or Events. Since inception, or as expressly contemplated by this Agreement and the Transactions, (a) there has not been any Company Material Adverse Effect, and (b) except as set forth on Schedule 4.9 of the Company Disclosure Schedules, (i) the Company has conducted its business in the ordinary course consistent with past practices, and (ii) the Company has not taken any action that, if taken after the date of this Agreement, would require the consent of AAO pursuant to Section 6.1 if such action had been taken after the date hereof.

SECTION 4.10 Absence of Litigation. Except as set forth on Schedule 4.10 of the Company Disclosure Schedules, there is no cause of action, litigation, suit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise (an “Action”) pending against or, to the knowledge of the Company, threatened against or affecting the Company, or any directors, officers or employees thereof, or any property or asset of the Company. Neither the Company nor any material property or asset of the Company is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would constitute a Company Material Adverse Effect. There is no unsatisfied judgment or any injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no (i) Action (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company, any of the Company’s officers or directors, the business, or any Company Common Stock, Company Convertible Debt or Company Warrants, or any of the Company’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Ancillary Agreements or (ii) outstanding judgment against the Company that would reasonably to be expected to the ability of the Company to enter into and perform its obligations under this Agreement. Each Principal Shareholder is not, and has not been in the past six (6) years, subject to any proceeding with any Authority.

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SECTION 4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Schedules sets forth a true and complete list of each company benefit plan (“Plan”). For purposes of this Agreement, “Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase, stock option, equity or equity-based or phantom equity compensation, severance, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, (a) which are contributed to (or required to be contributed to), sponsored by or maintained by the Company for the benefit of any current or former employee, officer, director or individual consultant of the Company (the “Company Employees”) or (b) pursuant to which the Company could have any liability, other than any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

(b) With respect to each Plan, the Company has delivered or made available to AAO copies, to the extent applicable of (i) each Plan and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, with respect to such Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Plan, (iv) the most recent actuarial valuation relating to such Plan, (v) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to any Plan; (vi) all material communications received from or sent to the Internal Revenue Service or the Department of Labor or any other Governmental Authority (including a written description of any oral communication) within the last calendar year; and (vii) the most recent written results of any required compliance testing.

(c) Each Plan has been established, administered and funded in accordance with its terms, and in compliance with all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made or premiums required to be paid with respect to any Plan on or before the date hereof have been made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements. There is no material Action pending or, to the knowledge of the Company, threatened against any Plan or the assets of any Plan (other than routine undisputed claims for benefits). With respect to the Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

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(d) With respect to each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such arrangement has, at all times while subject to Section 409A of the Code, been operated in compliance (including documentary compliance) with, Section 409A of the Code and all applicable guidance thereunder. Each Company Option was granted with a per share exercise price equal to or greater than the per share fair market value of Company Common Stock on the date of grant.

(e) No Plan or other contract to which the Company is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(f) Each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, that could to cause the loss of such qualification, or the imposition of any material liability, penalty or tax under ERISA or the Code.

(g) With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), no event has occurred and no condition exists that would subject the Company to any Tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable Law. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Plan, in either case, that would reasonably be expected to give rise to material liabilities to the Company.

(h) The Company has not incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of the Company, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(i) None of the Company nor any of its respective ERISA Affiliates, sponsors, maintains or is required to contribute to, and at no point during the six year period prior to the date hereof sponsored, maintained or was required to contribute to, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code), (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA or (iv) a multiple employer plan, as defined in Section 413(c) of the Code or otherwise or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 or 4064 of ERISA. The Company does not, either directly or through an ERISA Affiliate, have any liability pursuant to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another Person would be deemed a “single employer” with such Person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

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(j) Except as set forth on Schedule 4.11(j) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any Company Employee to payments or benefits or increases in any compensation or benefits (including any loan forgiveness) under any Plan (or under any plan, agreement or arrangement that would be a Plan if in effect as of the date of this Agreement), (ii) result in severance pay or any increase in severance pay upon any termination of employment, or (iii) require any contributions or payments to fund any obligations under any Plan, or cause the Company to transfer or set aside any assets to fund any Plan.

(k) Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(l) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Company Employee who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of or in connection with the consummation of the Transactions.

SECTION 4.12 Labor Matters.

(a) The Company is not a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the knowledge of the Company, there are no activities or Actions by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company.

(b) The Company: (i) is, and since December 31, 2018, has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since December 31, 2018, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company.

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(c) The Company is not delinquent in payments to any of its current or former employees, officers, directors, consultants or other service providers for any services rendered or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company at the level of senior vice president or above is in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation with or to: (i) the Company; or (ii) a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of trade secrets or proprietary information.

(e) All employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.

(f) The Company has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

(g) Since December 31, 2018, with regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company, the Company has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes and, the Company does not have any liability by reason of any individual who performs or performed services for the Company in any capacity, being improperly excluded from participating in any Plan. Since December 31, 2018, each of the employees of the Company has been properly classified by the Company as “exempt” or “non-exempt” under applicable Law.

(h) Since December 31, 2018 the Company has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee.

SECTION 4.13 Real Property; Title to and Sufficiency of Assets.

(a) The Company does not own or hold any Owned Real Property.

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(b) Schedule 4.13(b) of the Company Disclosure Schedules lists as of the date of this Agreement the street address of each parcel of material Leased Real Property, and sets forth a list as of the date of this Agreement of each lease pursuant to which the Company leases any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents in effect as of the date of this Agreement have been made available to AAO. Except as otherwise set forth in Schedule 4.13(b) of the Company Disclosure Schedules, with respect to each Lease: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi). The Company holds the leasehold estate on the Company Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not constitute a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting Leased Real Property, and improvements thereon, other than those that would not constitute a Company Material Adverse Effect. The Leased Real Property is presently served by public or private water, sewer, telephone, gas and electric facilities located in the public right of way adjacent to each of the respective properties and no additional rights are needed for such utilities to reach the Leased Real Property.

(d) The Company has legal and valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all encumbrances, liens or other restrictions other than Permitted Liens. The Company has no knowledge of any encumbrances on title the Leased Real Property or rights of possession thereof other than those that would appear of record and/or would be set forth in any title insurance commitment issued in connection with this transaction. The Company has no knowledge of any assessments for public Improvements which have been made or threatened against the Leased Real Property.

(e) The Company is not aware of any unpaid-for Improvements that have been made, or materials, machinery or fuel delivered to or labor performed on the Leased Real Property by or on behalf of Company, which might form the basis of a mechanic’s lien, nor has Company received a copy of an affidavit of mechanic’s lien which may later be recorded.

(f) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property used in the operations of the Company Business are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All assets used in the operations of the Company Business are sufficient for the continued conduct of the Company Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Company Business as currently conducted.

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SECTION 4.14 Intellectual Property.

(a) Schedule 4.14(a) of the Company Disclosure Schedules contains a true, correct and complete list of the Registered Company IP (showing in each, as applicable, the jurisdiction, filing date, date of issuance, expiration date, owner, and registration or application number, and registrar). Each item on Schedule 4.14(a) is subsisting, in full force and effect, and has not expired, been cancelled, abandoned or otherwise terminated and the registered, issued and/or patented items on Schedule 4.14(a) are valid, subsisting and enforceable.

(b) Except as provided on Schedule 4.14(b), the Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and the Company has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP used by it in the Company Business. Except as provided on Schedule 4.14(b), no funding, facilities or personnel of any governmental authority or any university, college, research institute or other educational institution have been or are being used by the Company to develop or create, in whole or in part, any Company-Owned IP. All documents and instruments necessary to record the ownership rights (if applicable) of the Company in the registrations, patents and applications for the Company-Owned IP have been validly executed and filed with the appropriate governmental authority. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any Company-Owned IP. Except as provided on Schedule 4.14(b) of the Company Disclosure Schedules, immediately subsequent to the Closing, the Company IP shall be owned or available for use by the Company on terms and conditions identical to those under which they own or use the Company IP immediately prior to the Closing, without payment of additional fees. There is no loss or expiration of any of the Company-Owned IP or Company-Licensed IP pending, and to the Company’s knowledge, no such loss or expiration is threatened.

(c) The Company has taken and will take reasonable actions to maintain, protect and enforce rights in the Company-Owned IP, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. To the knowledge of the Company, the Company has not disclosed any trade secrets or other Confidential Information that is material to the business of the Company to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such trade secrets and Confidential Information.

(d) To the knowledge of the Company, (i) there have been no claims filed and served, or threatened in writing (including email), against the Company in any forum, by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other Persons (including any material demands or unsolicited offers to license any Intellectual Property rights from any other Person); (ii) the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) no other Person, including any employee or former employee of the Company, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP or Products is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company of any Company-Owned IP, or any Product, and (v) the Company has not received any formal written opinions of counsel regarding any of the foregoing.

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(e) Except as provided on Schedule 4.14(e) of the Company Disclosure Schedules, all Persons who have contributed, developed or conceived (each, a “Contributor”) any Intellectual Property (i) for or on behalf of the Company, or (ii) in the course of and related to his, her or its relationship with the Company (in each case a “Contribution”) have an obligation to maintain the confidentiality of the Company’s proprietary information and have either assigned all rights, title and interest to such Company-Owned IP to the Company or is a party to a “work-for-hire” agreement under which the Company is deemed to be the owner or author of all property rights therein. To the knowledge of the Company, no current or former officer, employee, consultant or independent contractor of the Company: (A) is in violation of any term or covenant of any agreement (including any employment or settlement agreement or stipulation) with any other Person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee, consultant or independent contractor being employed by, performing services for, or developing Intellectual Property used by the Company, or is, while such employee, consultant or independent contractor has been employed by, performed services for, or developed Intellectual Property used by, the Company, using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP, or (C) has developed any Intellectual Property for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems. In the past year, there has not been a material failure with respect to any of the Business Systems that has not been remedied. The Company maintains business continuity and disaster recovery plans consistent with industry standards for companies with similar resources in the same sector. The Company has purchased a sufficient number of seat licenses for their Business Systems.

(g) The Company is in compliance in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy, data protection, security and other policies and procedures of the Company concerning the processing, collection, disclosure, dissemination, storage, security, sale or use of Personal Information, Confidential Information or other Business Data, (iii) industry standards to which the Company is bound, and (iv) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy, data protection, transfer and/or security (collectively, the “Data Security Requirements”). The Company maintains commercially reasonable policies, procedures and rules regarding data privacy, protection and security that are in material compliance with all applicable Data Security Requirements. To the knowledge of the Company, the Company and the conduct of the business by the Company is in material compliance with, and at all times since December 31, 2018, have been in material compliance with, all applicable Data Security Requirements. Since December 31, 2018, except as set forth on Schedule 4.14(g) of the Company Disclosure Schedules, to the knowledge of the Company, there have been no material incidents of security breaches or intrusions or unauthorized access, distribution, disclosure, destruction, disposal or use of any of the Business Systems or Personal Information that are in the possession of and controlled by the Company. Since December 31, 2018, except as set forth on Schedule 4.14(g) of the Company Disclosure Schedules, to the knowledge of the Company, there has been no (and no member of the Company has received any) written charge, challenge, complaint, claim or demand from any Person with respect to any actual or alleged material violation or breach of any Data Security Requirement or incidents of security breaches or intrusions or unauthorized access, distribution, disclosure, destruction, disposal or use of any of the Business System or Personal Information that are in the possession of and controlled by the Company. The Company has valid and legal rights to process all Personal Information and Confidential Information that is processed by or on behalf of the Company, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Data Security Requirements.

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(h) The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any Data Security Requirements or other legal obligations, including based on the Transactions, that would prohibit Merger Sub or AAO from receiving or using Personal Information or other Business Data, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

SECTION 4.15 Taxes.

(a) The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by Law to be filed by the Company and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes, whether or not shown as due on such filed Tax Returns, except with respect to current Taxes that are being contested in good faith and are disclosed in Schedule 4.15(a) of the Company Disclosure Schedules; (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no written request for any such waiver or extension is currently pending; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open, and do not expect any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed; and (v) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return.

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(b) The Company is not a party to, is bound by or has an obligation to any Governmental Authority or other Person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes).

(c) The Company has (i) withheld or collected all amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party, and (ii) reported and timely remitted such amounts required to have been withheld or collected, reported and remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d) The Company has (i) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law and (ii) returned all sales Taxes erroneously collected from any Person to such Person in the time and in the manner required by applicable Law. The Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption of waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(e) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law), or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code.

(g) The Company does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

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(h) The Company (i) does not have any request for a ruling in respect of Taxes pending between the Company and any Tax authority; and (ii) has not entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(i) The Company has not in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) There are no Tax liens upon any assets of the Company except for Permitted Liens.

(l) The Company is not, and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not been a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) The unpaid Taxes of the Company (i) did not, as of the date of the Financial Statements, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Company in filing its Tax Returns. Since the date of the Financial Statements, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(n) “Neither the Company nor any director, officer, or employee responsible for Tax matters expects (i) any jurisdiction to assess any additional Taxes for any period for which Tax Returns have been filed, and (ii) any jurisdiction in which Tax Returns are not filed to require the filing of Tax Returns. Within the last three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

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(o) The Company will not be required to include any item or income, or exclude any item or deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:

(i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Effective Time;

(ii) use of an improper method of accounting for a taxable period ending on or prior to the Effective Time;

(iii) ruling by, or written agreement with, a Governmental Authority (including any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. Tax law)) for a taxable period ending on or prior to the Effective Time;

(iv) installment sale or open transaction disposition made on or prior to the Effective Time;

(v) prepaid amount received on or prior to the Effective Time;

(vi) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Effective Time;

(vii) election under Section 965(h) of the Code; or

(viii) election under Section 108(i) of the Code.

Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to any taxable period (or portion thereof) beginning after the Effective Time or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

SECTION 4.16 Environmental Matters.

(a) The Company is currently, and has been, in compliance with all Environmental Laws, and there are no actions or Environmental Claims pending or threatened against the Company. The Company has not received any (A) notice of any actual, alleged or potential (i) Environmental Claim, (ii) violation of or liability under any Environmental Law, or (iii) claim of potential liability with regard to any Hazardous Substance. The Company has not received any request for information pursuant to Environmental Law or related to any Hazardous Substance. No condition exists or event has occurred relating to the Company that would reasonably be expected to result in any Environmental Claim or request for information.

(b) The Company has not (i) manufactured, distributed, treated, disposed, stored, transported, or handled, or arranged for the disposal, treatment, transportation or handling of, (ii) emitted, discharged, handled, stored, used or released any Hazardous Substance, or (iii) exposed any employee or other individual to any Hazardous Substance. There are not now, nor has there been, underground storage tanks on any property currently or formerly owned, leased or occupied by the Company.

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(c) The Company has and is in compliance with all Environmental Permits (each of which is disclosed in Schedule 4.16(b) of the Company Disclosure Schedules) necessary for the ownership, lease, operation or use of its respective business or assets in connection with the Company business, all such Environmental Permits are valid and in full force and effect, , there is no reasonable basis to believe that any such Environmental Permit will be revoked, canceled, refused renewal or adversely modified, and none of the Environmental Permits will be impacted as a result of this transaction.

(d) There has been no manufacturing, distribution, treatment, storage, disposal of, handling or exposure of any person to, or release or threatened release of any Hazardous Substances on) any real property currently or formerly owned, operated, used or leased by the Company.

(e) Except as set forth in Schedule 4.16(e) of the Company Disclosure Schedules, the Company has not received any notice alleging that any real property currently or formerly owned, operated, used or leased by the Company (including soils, groundwater, surface water, and indoor air located on, in, at, under, or from any such real property) has been impacted by any Hazardous Substances.

(f) Except as disclosed in Schedule 4.16(d) of the Company Disclosure Schedules, the Company has not assumed by contract or by operation of Law, any liability of any other person relating to Hazardous Substances or arising out of any Environmental Law, nor has the Company retained with regard to any divested assets, businesses or properties any liability relating to Hazardous Substances or arising out of any Environmental Law.

(g) Except as disclosed in Schedule 4.16(e) of the Company Disclosure Schedules, there are no outstanding governmental orders or unsatisfied judgments, penalties or awards, in each case, arising under Environmental Law or relating to Hazardous Substances, against or affecting the Company, or any of its respective properties or assets.

(h) The Company has made available to AAO all environmental reports, studies, audits, records, sampling data, site assessments, Environmental Permits and other similar documents with respect to the Company in connection with the business or any real property or currently or formerly owned, operated used or leased by the Company.

SECTION 4.17 Material Contracts.

(a) Schedule 4.17(a) of the Company Disclosure Schedules lists, as of the date of this Agreement, the following types of contracts and agreements (other than purchase orders) to which the Company is a party (such contracts and agreements as are required to be set forth in Schedule 4.17(a) of the Company Disclosure Schedules, the “Material Contracts”):

(i) each contract and agreement with all Material Suppliers and Material Customers;

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(ii) each employee collective bargaining Contract;

(iii) each contract and agreement with consideration paid or payable to the Company of more than $100,000, in the aggregate, over any 12-month period, (as well as each Company asset valued at $100,000 or more and which are listed on Schedule 4.15(l));

(iv) each contract and agreement with suppliers to the Company for expenditures paid or payable by the Company of more than $100,000, in the aggregate, over any 12-month period;

(v) any Contract that is a definitive merger, acquisition, purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company since January 1, 2018, involving consideration in excess of $250,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations of the Company ongoing;

(vi) all management and employment contracts (excluding at-will contracts for employment that do not contain any severance or change of control provisions) and all contracts with natural person consultants and natural person independent contractors that cannot be terminated with less than 30 days’ prior notice and that provide for base salary or compensation in excess of $125,000, in either case to which the Company is a party;

(vii) any Contract evidencing or guaranteeing Company Debt or under which the Company has created, incurred, assumed or guaranteed any other Person’s indebtedness, has the right to draw upon credit that has been extended for indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any indebtedness, in each case, in an amount in excess of $50,000;

(viii) all partnership agreements or other joint venture agreements that are material to the business of the Company;

(ix) all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits and Environmental Permits;

(x) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

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(xi) any Contract that (A) grants to any Person any preferred pricing, “most favored nation” or similar rights or (B) grants exclusivity to any Person in respect of any geographic location, any customer, or any product or service;

(xii) each Company Affiliate Agreement, excluding those that are employee confidentiality and invention assignment agreements, equity or incentive equity documents, and employment agreements;

(xiii) all contracts or agreements for any Company-Licensed IP that are material to the Company Business, including for Intellectual Property rights incorporated in or necessary for any Products, and the Business Systems of any other person (excluding both unmodified, commercially available, “off-the-shelf” Software or shrink-wrap licenses with a replacement cost and/or aggregate annual license and maintenance fees of less than $10,000 and Open Source Licenses);

(xiv) all contracts relating to registration rights, drag-along, tag along, right of first refusal or put rights or any other agreements with, among or between Shareholders;

(xv) all contracts or agreements providing for revenues to the Company, whether currently, in the future, or since January 1, 2019, in an amount exceeding $25,000;

(xvi) all leases or master leases of personal property reasonably likely to result in annual payments of $25,000 or more in a 12-month period by the Company, or for any facility material to the operations of the Company; and

(xvii) any commitment to enter into any Contract of the type described in clauses (i) through (xiv) of this Section 4.17(a).

(b) Each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and the Company is not in breach or violation of, or default under, any Material Contract nor, to the knowledge of the Company, has any Material Contract been canceled by the other party. To the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract. The Company has not received any written claim of breach or default under any such Material Contract. The Company has furnished or made available to AAO true and complete copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature. Each Material Contract sets forth the entire agreement and understanding between the Company and the other parties thereto. Since January 1, 2020, the Company has not received any notice or request, in each case, in writing, from or on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract.

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SECTION 4.18 Customers and Suppliers.

(a) Schedule 4.18(a) of the Company Disclosure Schedules sets forth with respect to the Company Business (i) a list of the top ten (10) customers, by aggregate dollar volume, for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Schedule 4.18(a) of the Company Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing Date, to use the goods or services of the Company or to otherwise terminate or materially reduce its relationship with the Company.

(b) Schedule 4.18(b) of the Company Disclosure Schedules sets forth with respect to the Company Business (i) a list of the top ten (10) vendors and suppliers, by aggregate dollar volume, for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Schedule 4.18(b) of the Company Disclosure Schedule, the Company has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

SECTION 4.19 Insurance.

(a) Schedule 4.19(a) of the Company Disclosure Schedules sets forth, (a) with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, and (b) the Company’s loss runs with respect to all Commercial Automobile, Commercial General Liability, employment practices liability insurance, directors and officers liability insurance, physical damage, cargo, cyber, excess, surplus and umbrella coverages. True, correct, and complete copies or comprehensive summaries of such insurance policies have been made available to AAO.

(b) With respect to each such insurance policy required to be listed on Schedule 4.19(a) of the Company Disclosure Schedules, except as would not constitute a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default under the policy; (iii) as of the date hereof, to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

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SECTION 4.20 Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2018, the Company has not identified and has not been advised by the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls over financial reporting.

SECTION 4.21 Registration Statement. None of the information relating to the Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of (a) the time the Registration Statement becomes effective under the Securities Act, (b) the date of mailing of the Proxy Statement to stockholders of AAO or (c) the time of the Special Meeting (including any adjournment thereof), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

SECTION 4.22 Operations of the Company Business During COVID-19. None of the Company’s actions and inactions prior to the date of this Agreement in response to COVID-19: (a) has resulted in the Company experiencing any material business interruption or material losses; or (b) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants set forth in Section 6.1.

SECTION 4.23 Support Agreement. The Company has delivered to AAO a true, correct and complete copy of the Shareholder Support Agreement. The Shareholder Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and, to the knowledge of the Company, no withdrawal, termination, amendment or modification is contemplated. The Shareholder Support Agreement is a legal, valid and binding obligation of the Principal Shareholders’ party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Shareholder Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law in any material respect. No event has occurred that, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of any Principal Shareholder under any term or condition of the Shareholder Support Agreement. The parties to the Shareholder Support Agreement will hold a number of shares of common stock of the Company sufficient to provide the Company Requisite Approval.

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SECTION 4.24 Board Approval; Vote Required. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its Shareholders, (b) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the Shareholders approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Shareholders. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

SECTION 4.25 Reserved.

SECTION 4.26 Brokers. Except for those Persons set forth on Schedule 4.26 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4.27 Takeover Laws. The Company has taken all action necessary to exempt this Agreement and the Transactions, from the provisions of Chapter 42 and Chapter 43 Chapter 42 and Chapter 43 of the IBCL. Assuming the accuracy of the representations set forth in Section 5.22, no other anti-takeover, “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby. The Company does not have any shareholder rights plan or “poison pill” in effect, including any agreement with a third-party trust or fiduciary entity with respect thereto.

SECTION 4.28 International Trade Matters; Anti-Bribery Compliance.

(a) The Company currently is and, for the past five years has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the FCPA and any other equivalent or comparable Laws of other countries in which the Company has conducted and/or currently conducts business (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasure, or any other relevant Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries in which the company has conducted and/or currently conducts business (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries in which the Company has conducted and/or currently conducts business (collectively, “International Trade Control Laws”).

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(b) The Company, its directors and officers and, to the knowledge of the Company, the employees or agents of the Company (acting on behalf of the Company), is not and is not acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions-related lists administered by the U.S. Department of State, the U.S. Department of the Treasury, including the OFAC specially Designated Nationals List, the U.S. Department of Commerce, including the Bureau of Industry and Security’s Denied Persons List and Entity List, Her Majesty’s Treasury, including the Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria. Neither the Company, nor any director or officer, nor, to the knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company) has, in the past five (5) years, engaged in any transaction involving a Prohibited Party, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws.

(c) To the knowledge of the Company, the Company has not exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(d) The Company has not received written notice of, nor, to the knowledge of the Company, none of its officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws or International Trade Control Laws.

SECTION 4.29 Related Party Transactions. Schedule 4.29 of the Company Disclosure Schedules sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into prior to the date hereof, between the Company, on the one hand, and any Shareholder or any other current or former Affiliate of the Company on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed by any Shareholder or any other current or former Affiliate to the Company. Other than the Affiliate Transactions, no Shareholder or Affiliate thereof owns any right in or to any of the material Assets or properties belonging to the Company. Except as set forth on Schedule 4.29 of the Company Disclosure Schedules, each Affiliate Transaction entered into or occurring prior to the Closing (i) is an arms-length transaction with fair market price and does not impair the interests of the Shareholders (except to an extent that is not material), or (ii) is transaction duly approved by the board of directors in accordance with the Organizational Documents of such Company.

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SECTION 4.30 Not An Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

SECTION 4.31 Withholding. Except as disclosed on Schedule 4.31 of the Company Disclosure Schedules, all obligations of the Company applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 4.31 of the Company Disclosure Schedules all reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 4.32 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedules), the Company hereby expressly disclaims and negates, any express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company and its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to AAO, its Affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, neither the Company nor any other Person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to AAO, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to AAO, its Affiliates or any of their respective Representatives or any other Person, and that any such representations or warranties are expressly disclaimed.

SECTION 4.33 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to AAO pursuant to this Agreement, including all information furnished in writing to AAO by or on behalf of the Company specifically for inclusion in the Registration Statement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AAO AND MERGER SUB

Except as set forth in (a) the disclosure schedules, delivered as of the date hereof, by AAO and Merger Sub in connection with this Agreement (the “AAO Disclosure Schedules”); (provided, however, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the AAO Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by AAO or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have an AAO Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article V shall be deemed to qualify any other section of this Article V specifically referenced or cross-referenced and (b) the AAO SEC Reports filed at least two days prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such AAO SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), AAO and Merger Sub hereby represent and warrant to the Company as follows:

SECTION 5.1 Corporate Organization.

(a) Each of AAO and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Merger Sub is the only Subsidiary of AAO. Except for Merger Sub, AAO does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

SECTION 5.2 Certificate of Incorporation and Bylaws. Each of AAO and Merger Sub has heretofore furnished to the Company complete and correct copies of the AAO Organizational Documents and the Merger Sub Organizational Documents. The AAO Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither of AAO nor Merger Sub is in violation of any of the provisions of the AAO Organizational Documents and the Merger Sub Organizational Documents.

SECTION 5.3 Capitalization.

(a) The authorized capital stock of AAO consists of (x) 100,000,000 shares of AAO Class A Common Stock, (y) 10,000,000 shares of AAO Class B Common Stock and (z) 1,000,000 shares of preferred stock, par value $0.0001 per share (“AAO Preferred Stock”). As of the date of this Agreement (i) 1,562,685 shares of AAO Class A Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 2,726,500 shares of AAO Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of AAO Class A Common Stock or AAO Class B Common Stock are held in the treasury of AAO, (iv) 9,124,582 AAO Warrants are issued and outstanding, consisting of (A) 5,223,381 AAO Public Warrants and (B) 3,901,621 AAO Private Placement Warrants, and (v) 9,154,622 shares of AAO Class A Common Stock are reserved for future issuance pursuant to the AAO Warrants. There are no shares of AAO Preferred Stock issued and outstanding. Each AAO Public Warrant is exercisable for one share of AAO Class A Common Stock at an exercise price of $11.50. Each AAO Private Placement Warrant is exercisable for one share of AAO Class A Common Stock at an exercise price of $11.50.

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(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by AAO free and clear of all Liens, other than transfer restrictions under applicable Securities Laws and the Merger Sub Organizational Documents.

(c) All outstanding AAO Units, shares of AAO Common Stock and AAO Warrants have been issued and granted in compliance with all applicable Securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable Securities Laws and the AAO Organizational Documents.

(d) The Closing Payment Shares to be delivered by AAO in the Merger shall be duly and validly issued, fully paid and nonassessable, and each Closing Payment Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable Securities Laws and the AAO Organizational Documents. The Closing Payment Shares will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto.

SECTION 5.4 Authority Relative to This Agreement. Each of AAO and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of the AAO Proposals, to consummate the Transactions. The execution and delivery of this Agreement by each of AAO and Merger Sub and the consummation by each of AAO and Merger Sub of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of AAO or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the AAO Proposals, the approval of a majority of the then-outstanding shares of AAO Common Stock). This Agreement has been duly and validly executed and delivered by AAO and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of AAO and Merger Sub, enforceable against AAO and Merger Sub in accordance with its terms subject to the Remedies Exceptions.

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SECTION 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of AAO and Merger Sub do not, and the performance of this Agreement by each of AAO and Merger Sub will not, (i) conflict with or violate the AAO Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.5(b) have been obtained and all filings and obligations described in Section 5.5(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of AAO or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of AAO or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of AAO or Merger Sub is a party or by which each of AAO or Merger Sub or any of their property or assets is bound or affected.

(b) The execution and delivery of this Agreement by each of AAO and Merger Sub do not, and the performance of this Agreement by each of AAO and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the IBCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent any of AAO or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.6 Compliance. Neither of AAO nor Merger Sub is in breach or violation of, (a) any Law applicable to AAO or Merger Sub or by which any material property or asset of AAO or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AAO or Merger Sub is a party or by which AAO or Merger Sub or any property or asset of AAO or Merger Sub is bound, except, in each case, for any such breaches or violations that do not constitute an AAO Material Adverse Effect. Each of AAO and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for AAO or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

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SECTION 5.7 AAO SEC Documents and Financial Statements.

(a) AAO has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by AAO with the SEC since AAO’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Signing Date (the “Additional AAO SEC Documents”). AAO has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) AAO’s Quarterly Reports on Form 10-Q for each fiscal quarter of AAO beginning with the first quarter AAO was required to file such a form, (ii) all proxy statements relating to AAO’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal quarter referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal quarter referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.7(a)) filed by AAO with the SEC since AAO’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “AAO SEC Documents”). The AAO SEC Documents were, and the Additional AAO SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The AAO SEC Documents did not, and the Additional AAO SEC Documents will not, at the time they were or are to be filed, as the case may be, with the SEC (except to the extent that information contained in any AAO SEC Document or Additional AAO SEC Document has been or is revised or superseded by a later filed AAO SEC Document or Additional AAO SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.7(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the AAO SEC Documents and the Additional AAO SEC Documents (collectively, the “AAO Financial Statements”) are or will be, as the case may be, complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of AAO as of the dates thereof and the results of operations of AAO for the periods reflected therein. The AAO Financial Statements are or will, as the case may be (i) prepared from the Books and Records of AAO; (ii) prepared on an accrual basis in accordance with U.S. GAAP consistently applied; and they contain and reflect or will contain and reflect, as the case may be, (iii) all necessary adjustments and accruals for a fair presentation of AAO’s financial condition as of their dates; and (iv) adequate provisions for all material Liabilities for all material Taxes applicable to AAO with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the AAO Financial Statements, and except for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since AAO’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to AAO. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are or will be (as the case may be) included in AAO Financial Statements.

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SECTION 5.8 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, there has not been any AAO Material Adverse Effect.

SECTION 5.9 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of AAO, threatened against AAO, or any property or asset of AAO, before any Governmental Authority. As of the date hereof, neither AAO nor any material property or asset of AAO is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of AAO, continuing investigation by, any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The Board of Directors of AAO (the “AAO Board”), by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of AAO and its stockholders, (ii) approved this Agreement and the Transactions (including the Merger) and declared their advisability, (iii) recommended that the stockholders of AAO approve and adopt this Agreement and Merger and the other AAO Proposals, and (iv) directed that this Agreement and the Merger and the other AAO Proposals be submitted for consideration by the stockholders of AAO at the Special Meeting.

(b) The only vote of the holders of any class or series of capital stock of AAO necessary to approve the AAO Proposals is the affirmative vote of the holders of a majority of the outstanding shares of AAO Common Stock.

(c) The board of directors of Merger Sub by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability and holds no assets, other than as specifically contemplated by this Agreement.

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SECTION 5.12 AAO Trust Fund. As of the date of this Agreement, AAO has at least $10,665,487 in the trust fund established by AAO for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase, N.A., maintained by Continental Stock Transfer & Trust Company (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act) and held in trust by the Trustee pursuant to the Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the AAO SEC Documents to be inaccurate in any material respect or, to the Parent Parties’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of AAO and the Trust Agreement. AAO has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of AAO, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since March 22, 2021, and except in connection with the AAO Extension Redemption, AAO has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, AAO shall have no further obligation under either the Trust Agreement or the Organizational Documents of Parent to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms..

SECTION 5.13 Employees. Other than any officers as described in the AAO SEC Reports, AAO and Merger Sub have never employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by AAO’s officers and directors in connection with activities on AAO’s behalf in an aggregate amount not in excess of the amount of cash held by AAO outside of the Trust Account, AAO and Merger Sub have no unsatisfied material liability with respect to any employee, officer or director.

SECTION 5.14 Taxes.

(a) AAO and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required by Law to be filed by AAO or Merger Sub, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that AAO and Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no written request for any such waiver or extension is currently pending; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of AAO, for any material Taxes of AAO that have not been paid, whether or not shown as being due on any Tax Return.

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(b) Neither of AAO nor Merger Sub is a party to, is bound by or has an obligation to any Governmental Authority or other Person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes).

(c) Each of AAO and Merger Sub has (i) withheld or collected all amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party, and (ii) reported and timely remitted such amounts required to have been withheld or collected, reported and remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d) Neither of AAO nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e) Neither of AAO nor Merger Sub has any material liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (excluding contracts the primary purpose of which do not relate to taxes), or otherwise.

(f) Neither of AAO nor Merger Sub (i) has any request for a ruling in respect of Taxes pending between AAO and/or Merger Sub, on the one hand, and any Tax authority, on the other hand, or; (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(g) Neither of AAO nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither of AAO nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither of AAO nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not been a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. Neither of AAO nor Merger Sub has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

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Nothing in this Section 5.14 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning after the Effective Time or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

SECTION 5.15 Listing. As of the date hereof, the AAO Common Stock and AAO Warrants are listed on the Nasdaq Stock Market, with trading symbols “AMAO” and “AMAOW,” “respectively.

SECTION 5.16 Investment Company Act. AAO is not an “investment company” within the meaning of the Investment Company Act.

SECTION 5.17 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that AAO makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to AAO by or on behalf of the Company specifically for inclusion in the Registration Statement.

SECTION 5.18 Contracts. Except for those contracts filed (or incorporated by reference) as exhibits to the AAO SEC Reports, neither of AAO or Merger Sub is party to any contract that would be required to be filed (or incorporated by reference) as an exhibit to AAO’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

SECTION 5.19 Brokers. Except as set forth on Schedule 5.19 of the AAO Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission (including any deferred underwriting commission) in connection with the Transactions (including the Private Placement) based upon arrangements made by or on behalf of AAO, Merger Sub or any other their respective Affiliates, including Sponsor.

SECTION 5.20 Sponsor Support Agreement. Concurrently with the execution of this Agreement, AAO has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company or Sponsor. The Sponsor Support Agreement is a legal, valid and binding obligation of AAO and Sponsor and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of AAO or Sponsor under any term or condition of the Sponsor Support Agreement.

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SECTION 5.21 AAO’s and Merger Sub’s Investigation and Reliance. Each of AAO and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by AAO and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. AAO, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, Books and Records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither of AAO nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedules). Neither the Company nor any of its respective Shareholders, Affiliates or Representatives shall have any liability to AAO, Merger Sub or any of their respective Shareholders, Affiliates or Representatives resulting from the use of, and AAO, Merger Sub and their Representatives shall not have relied upon, any information, documents or materials made available to AAO or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its Shareholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

SECTION 5.22 Takeover Matters. Other than as a result of this Agreement, neither AAO nor the Merger Sub, nor any of their Affiliates is, nor at any time during the last five (5) years has been, an “interested shareholder” of the Company as defined in IBCL 23-1-43-10.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1 Conduct of Business by the Company Pending the Merger.

(a) Except as (i) contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth in Schedule 6.1 of the Company Disclosure Schedules, (iii) taken (or omitted to be taken), as reasonably necessary, in response to COVID-19 Measures, (iv) may be requested or compelled by any Governmental Authority or (v) required by applicable Law (provided, however, that Company shall provide reasonable advance notice in writing to AAO of any action taken as a result of clauses (iii)-(v)), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of AAO:

(i) amend or otherwise change its or any Subsidiary’s certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the Company or of any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary;

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(iii) (A) fail to maintain its or any Subsidiary’s existence; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the transactions contemplated by this Agreement);

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Capital Stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Capital Stock;

(vi) (A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination), whether in whole or in part or via an equity or asset acquisition, any other corporation, limited liability company, partnership, other business organization or any division thereof; (B) incur or guarantee any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than additional extensions or borrowings as permitted under existing credit facilities or (C) enter into any new line of business;

(vii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except as required under any indemnification agreement to which the Company is a party as of the date hereof and which has been disclosed in the Company Disclosure Schedules;

(viii) except to the extent otherwise permitted pursuant to this Section 6.1, (A) adopt, enter into or materially amend any Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (B) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company, except in connection with the promotion or hiring (to the extent permitted by clause (C) of this paragraph) or separation of any employee in the ordinary course of business, (C) hire any employee of the Company or any other individual who is providing or will provide services to the Company other than any employee with an annual base salary of less than $100,000 or any employee hired to replace terminated employees in the ordinary course of business, (D) adopt, enter into or materially amend Contracts with any consultants or natural person independent contractors that involve consideration of more than $100,000 in the aggregate or (E) take any action to accelerate the vesting, payment or funding of any cash or equity-based compensation, payment or benefit other than as contemplated by this Agreement;

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(ix) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than (A) increases in the ordinary course of business, or (B) increases required by the terms of a Plan or applicable Law;

(x) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xi) make, change or revoke any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material United States federal, state, local or non-United States income Tax liability, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(xii) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xiii) enter into, modify in any material respect or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract of the type described in Section 4.17(a), other than in the ordinary course of business;

(xiv) acquire any fee interest in real property;

(xv) settle any pending or threatened Action (A) if such settlement would require payment by the Company in an amount greater than $200,000 or (B) to the extent such settlement is adverse to the Company and involves an Action brought by a Governmental Authority or alleged criminal wrongdoing;

(xvi) make or authorize any payment of, or accrual or commitment for, capital expenditures in excess of $100,000 for any individual capital expenditure or series of related capital expenditures or $300,000 in the aggregate;

(xvii) enter into, renew, or materially amend, any Company Affiliate Agreement;

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(xviii) make any payment, distribution, loan or other transfer of value to any Related Party, other than (A) payments to employees in the ordinary course of business, and (B) payments pursuant to Company Affiliate Agreements set forth on Schedule 4.25 of the Company Disclosure Schedules;

(xix) fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its assets, properties and businesses;

(xx) permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable;

(xxi) in all respects not already set forth in this Section 6.1, fail to conduct the Company Business in the ordinary course of business consistent with past practice; or

(xxii) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.2 Conduct of Business by AAO Pending the Merger. From the date hereof through the Closing Date, AAO shall remain a “blank check company” as defined under the Securities Act, and without the Company’s prior written consent (which shall not be unreasonably withheld) shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the Company’s prior written consent (which shall not be unreasonably withheld), AAO shall not amend, waive or otherwise change the Trust Agreement in any manner adverse to AAO. Notwithstanding anything to the contrary in this Section 6.2, nothing in this Agreement shall prohibit or restrict AAO from pursuing and executing the Extension Proposal should AAO elect to do so.

SECTION 6.3 Claims Against Trust Account. The Company (on its own behalf and on behalf of the Shareholders) agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and AAO and Merger Sub on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.3 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund, any monies held in the Trust Account (or any distributions therefrom directly or indirectly to AAO’s stockholders) for any reason whatsoever in respect thereof. This Section 6.3 shall survive the termination of this Agreement for any reason.

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SECTION 6.4 Approval of 280G Payments. If, after reviewing the 280G calculations and other supporting materials prepared by the Company, either the Company or AAO determines that any person who is a “disqualified individual” has a right to any payments and/or benefits as a result of or in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby that would be deemed to constitute “parachute payments” (as such terms are defined in Section 280G of the Code and the regulations promulgated thereunder) absent approval by the shareholders of the Company, then the Company will undertake its best efforts to modify its obligations to provide such payments or benefits to the extent necessary such that, after giving effect to such modifications, the modified payments or benefits would not constitute a parachute payment to a disqualified individual based on the 280G calculations. If, in the opinion of AAO, the Company is not able to modify its obligations to make such payments or benefits comply with the foregoing within 30 days after determining that a payment or benefit would constitute a parachute payment to a disqualified individual, then at least five (5) Business Days prior to the Closing Date, the Company will take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the shareholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote shall establish the disqualified individual’s right to the payment or benefits. The Company will be responsible for all liabilities and obligations related to the matters described in this Section 6.04, including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. The Company will provide to AAO copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G and the shareholder vote described in this Section 6.04, a reasonable period of time before disseminating such materials to the disqualified individuals and the Company’s shareholders, and will work with AAO in good faith regarding the inclusion of any comments provided by AAO thereto. Prior to the Closing, the Company shall deliver to AAO evidence that a vote of Company’s shareholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 6.04 and that the requisite number of shareholder votes was or was not obtained with respect thereto.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.1 Preparation of Registration Statement; Special Meeting; Company Requisite Approval.

(a) As promptly as practicable after the execution of this Agreement, (i) AAO (with the assistance and cooperation of the Company as reasonably requested by AAO) shall cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the AAO Common Stock to be issued in connection with the Merger. AAO shall use commercially reasonable efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions unless this Agreement is terminated in accordance with Article IX. The Company shall promptly provide to AAO such information concerning the Company (including, for the avoidance of doubt, any Company financial statements) and the Shareholders as is required by the Securities Laws. As promptly as practicable after the Registration Statement is declared effective under the Securities Act, AAO will cause the Proxy Statement to be mailed to stockholders of AAO.

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(b) AAO agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to approval and adoption of (i) this Agreement, the Merger and the other Transactions, (ii) the Amended Charter, (iii) the issuance of the AAO Common Stock in connection with the issuance of the Merger Consideration, including any required approvals under NASDAQ rules, (i) the election of directors effective as of the Closing as contemplated by Section 2.5, and (v) any other proposals the Parties deem necessary or advisable to effectuate the Merger and the other Transactions (collectively, the “AAO Proposals”).

(c) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by AAO without the approval of the Company, which shall not be unreasonably withheld, conditioned or delayed. AAO will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the AAO Common Stock to be issued or issuable to the Shareholders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of AAO and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(d) If AAO or the Company becomes aware that the Registration Statement, (i) as of the Effective Time, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or, (ii) at any time prior to the Effective Time, information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law (including the Securities Laws), then (x) such Party shall promptly inform the other Parties and (y) AAO, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. AAO shall use commercially reasonable efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of AAO Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and AAO Organizational Documents.

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(e) AAO shall use commercially reasonable efforts to, as promptly as practicable, after the Registration Statement is declared effective by the SEC, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to the stockholders of AAO and (iii) solicit proxies from the stockholders of AAO to vote in favor of each of the AAO Proposals. AAO shall, through the AAO Board, recommend to its stockholders that they approve each of the AAO Proposals (the ”AAO Board Recommendation”) and shall include the unqualified AAO Board Recommendation in the Proxy Statement. The AAO Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold,qualify or modify, the AAO Board Recommendation, except as required by Law; provided, however, that, the AAO Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation to the extent that (i) after consultation with counsel, the AAO Board determines that a failure to make such a change would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law, (ii) AAO promptly delivers to the Company a written notice advising the Company that the AAO Board proposes to take such action and specifying the reasons therefor, (iii) until 5:00 pm on the third Business day following the date such notice was delivered, if requested by the Company, AAO will engage in good faith negotiations to make adjustments to the terms of this Agreement so that the need to make such change in the AAO Board Recommendation is obviated and (iv) following such time referred to in clause (iii) above, the AAO Board determines in good faith (after consultation with its counsel, and taking into account any modifications to this Agreement proposed by the Company prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Notwithstanding the foregoing provisions of this Section 7.1(e), if on a date for which the Special Meeting is scheduled, AAO has not received proxies representing a sufficient number of shares of AAOCommon Stock to approve, in consultation with the Company, the AAO Proposals, whether or not a quorum is present, AAO shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

(f) As promptly as reasonably practicable, and in any event within three Business Days following the date on which the Registration Statement is declared effective by the SEC, the Company shall use commercially reasonable efforts to obtain and deliver to AAO a true, complete and correct copy of a written consent (in form and substance reasonably satisfactory to AAO) evidencing the Company Requisite Approval that is duly executed by the Shareholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Requisite Approval. If the Company Requisite Approval is obtained, then promptly following the receipt of the Company Requisite Approval, the Company will prepare and deliver to its Shareholders who have not consented the notice required by the IBCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Shareholders to give the Company Requisite Approval in accordance with this Section 7.1(f) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Acquisition Proposal. The Company shall, through the Company Board, recommend to the Shareholders that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation, except as required by Law.

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SECTION 7.2 Access to Information; Confidentiality; Publicity.

(a) From the date of this Agreement until the Effective Time, the Company and AAO shall (and shall cause their respective subsidiaries, Affiliates and Representatives to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the Books and Records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor AAO shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law or (ii) require providing access that such Party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such Party (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 7.2 shall be kept confidential in accordance with the confidentiality agreement, dated April 1, 2022 (the “Confidentiality Agreement”), between AAO and the Company.

(c) NoParty hereto shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior written consent of the Company or AAO, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case AAO or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance and allow the other Party a reasonable opportunity to comment thereon (which shall be considered by AAO or the Company, as applicable, in good faith); provided, however, that, the foregoing shall not prohibit any Party from communicating with third parties, under confidentiality terms no less restrictive than the Confidentiality Agreement, to the extent necessary for the purpose of seeking any third party consent.

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SECTION 7.3 Exclusivity. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public or private offering of any equity securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than with AAO, its stockholders and their Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Company Acquisition Proposal. The Company agrees to (A) notify AAO promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep AAO reasonably informed on a current basis of any modifications to such offer or information.

SECTION 7.4 Employment Agreements. The Company and AAO shall cooperate in good faith to negotiate new employment agreements with the persons listed on Schedule 7.4 of the Company Disclosure Schedule, to be effective on the Closing Date, and subject to the terms identified thereon.

SECTION 7.5 Directors’ and Officers’ Indemnification.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of AAO or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of AAO or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective organizational documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and AAO or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. Such rights shall include indemnification against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities, whether asserted or claimed prior to or after the Effective Time and whether the claim involves the enforcement of the terms of this Section 7.5(a). For a period of six (6) years after the Effective Time, AAO shall cause the Amended Charter and the Surviving Corporation Articles of Incorporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the AAO Organizational Documents to the extent permitted by applicable Law. The provisions of this Section 7.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives..

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(b) For the benefit of AAO’s and Merger Sub’s directors and officers, AAO shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than AAO’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, AAO shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and AAO shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.5 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on AAO and the Surviving Corporation and all successors and assigns of AAO and the Surviving Corporation. In the event that AAO, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, AAO and the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of AAO or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.5. The obligations of AAO and the Surviving Corporation under this Section 7.5 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company or AAO, or other Person that may be a director or officer of the Company or AAO prior to the Effective Time, to whom this Section 7.5 applies without the consent of the affected Person. The rights of each Person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company articles of incorporation or bylaws or the AAO Organizational Documents, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 7.5 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 7.5.

SECTION 7.6 Transaction Litigation. In the event that any Action related to this Agreement, any Ancillary Agreement or the Transactions is brought, or to the knowledge of AAO, threatened in writing, against AAO or its directors or officers by any of AAO’s stockholders or by a Governmental Authority prior to the Closing, AAO shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. AAO shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such litigation and shall provide the Company with a meaningful opportunity to review and give due consideration to the Company’s concerns regarding the settlement of any such Action.

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SECTION 7.7 Tax Matters.

(a) Each of AAO, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of AAO, Merger Sub and the Company shall report the Transactions in a manner consistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its U.S. federal income Tax Return for the taxable year of the Merger. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the AAO Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of AAO, AAO and the Company mutually determine in good faith that the Transactions are not reasonably expected to qualify for the Intended Tax Treatment, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify.

(b) The Company, AAO and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, if the SEC requires that an opinion of counsel be provided with respect to the tax treatment of the Transactions, AAO and the Company shall deliver to counsel for both Parties, respectively, customary Tax representation letters satisfactory to each counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel. Notwithstanding the foregoing or anything to the contrary herein, Loeb & Loeb LLP shall not be required to provide a tax opinion with respect to the Intended Tax Treatment.

(d) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of any relevant Tax Returns, and any audit, examination or other proceeding with respect to Taxes.

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(e) The Surviving Corporation shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Transactions and the preparation and filing of any Tax Returns required to be filed with respect thereto. The Surviving Corporation shall, at its own expense, prepare and file all necessary Tax Returns required to be filed with respect thereto.

SECTION 7.8 Stock Exchange Listing. AAO will use commercially reasonable efforts to cause the AAO Common Stock issued in connection with the Transactions to be approved for listing on NASDAQ (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. During the period from the date hereof until the Closing, AAO shall use commercially reasonable efforts to keep the AAO Common Stock and AAO Warrants listed for trading on NASDAQ.

SECTION 7.9 AAO Public Filings. From the date hereof through the Closing, AAO will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise to comply in all material respects with its reporting obligations under applicable Securities Laws.

SECTION 7.10 Efforts to Consummate; Antitrust; Regulatory Approvals.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their commercially reasonable efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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(c) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(d) Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(e) Each of AAO and the Company shall not, and shall cause its respective subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the Transactions.

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(f) The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(g) The Company will pay all filing fees related to Antitrust Laws required by the Transactions upfront.

SECTION 7.11 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII), AAO shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreements so that the Trustee shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, for the following uses: (a) the redemption of any shares of AAO Class A Common Stock held by a Redeeming Shareholder in connection with the Offer; (b) the payment of the Outstanding Company Transaction Expenses and Outstanding AAO Transaction Expenses pursuant to Section 3.4; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a)-(b), to be disbursed to AAO, and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.12 Section 16 Matters. Prior to the Closing, the AAO Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of AAO Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any Person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of AAO following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. AAO shall provide the Company and such individuals with copies of any resolutions proposed to be adopted by the AAO Board in connection with the foregoing prior to such adoption.

SECTION 7.13 Preparation and Delivery of PCAOB Audited Financial Statements. As soon as reasonably practicable following the date of this Agreement, and in any event no later than July 15, 2022 (such date, as it may be extended, the “PCAOB Audit Deadline”), the Company shall deliver to AAO the PCAOB Audited Financial Statements.

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SECTION 7.14 Support of Transaction. Subject to Section 7.3, without limiting any covenant contained herein, including the obligations of the Company and AAO with respect to the notifications, filings, reaffirmations and applications described in Section 7.10, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.14, AAO and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of AAO, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall AAO, Merger Sub or the Company be obligated to bear (and without the consent of AAO the Company shall not agree to bear) any expense or pay any fee or grant any concession, which in the aggregate exceeds $500,000, in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

SECTION 7.15 Notice of Certain Events. party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, or that the transactions contemplated by this Agreement or the Ancillary Agreements might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company capital tock, any share capital or capital stock of AAO or any of the Company’s or AAO’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation or warranty made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

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SECTION 7.16 Extension Proposal. AAO may, in its discretion, (a) use its commercially reasonable efforts to convene and hold a meeting of the stockholders of AAO to approve the AAO Extension Proposal no later than September 19, 2022, (b) recommend to its stockholders, through the AAO Board, and solicit the approval of, the AAO Extension Proposal, and, once such recommendation is made, AAO shall not withdraw such recommendation and (c) use its commercially reasonable efforts to minimize the amount of redemptions in connection with the AAO Extension Redemption.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, AAO and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) AAO Stockholders’ Approval. The AAO Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of AAO in accordance with the Proxy Statement, the DGCL, the AAO Organizational Documents and the rules and regulations of NASDAQ.

(b) Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) No Litigation. There shall not be pending any Action by any Governmental Entity in any court of competent jurisdiction seeking to prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or that would otherwise cause an AAO Material Adverse Effect or a Company Material Adverse Effect.

(e) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. The shares of AAO Common Stock to be issued in connection with the Transactions shall have been approved for listing on NASDAQ as of the Closing Date.

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(h) Ancillary Agreements. The Ancillary Agreements shall have executed and delivered by all parties thereto.

(i) Minimum Proceeds. The aggregate cash available to AAO at the Closing from the Trust Account (after giving effect to the redemption of any shares of AAO Class A Common Stock in connection with the AAO Proposals, but before giving effect to (i) the payment of the Outstanding AAO Transaction Expenses, and (ii) the payment of the Outstanding Company Transaction Expenses), shall equal or exceed two million dollars ($2,000,000)

(j) Net Tangible Assets Test. Upon the Closing, AAO shall not have redeemed shares of AAO Class A Common Stock in the Offer in an amount that would cause AAO to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act).

(k) AAO Extension Proposal. The AAO Extension Proposal, if any, shall have been approved and adopted by the requisite affirmative vote of the stockholders of AAO in accordance with the DGCL, the AAO Certificate of Incorporation, and the rules and regulations of NASDAQ.

(l) Fairness Opinion. AAO shall have obtained the fairness opinion required by the terms of the AAO IPO Prospectus dated March 17, 2021 (the “Prospectus”); such fairness opinion shall have been fully and properly disclosed in the Registration Statement, and shall be in full force and effect as of immediately prior to the Effective Time.

SECTION 8.2 Conditions to the Obligations of AAO and Merger Sub. The obligations of AAO and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall be true, correct and complete as of the Closing Date in all material respects.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to AAO a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(e).

(d) Consents. All approvals, consents and waivers that are listed on Schedule 8.2(d) of the Company Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to AAO at or prior to the Closing.

(e) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

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(f) Shareholder Support Agreement. The Shareholder Support Agreement shall be in full force and effect, and no signatory to the Shareholder Support Agreement shall have attempted to repudiate or disclaim any of its or his obligations thereunder.

(g) Company Convertible Securities. AAO shall have received evidence acceptable to AAO that the Company shall have converted, terminated, extinguished and cancelled in full the Company Convertible Debt and the Company Warrants, and any other securities convertible into Company Common Stock.

(h) Employment Agreements. AAO shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and AAO, between each of the persons set forth on Schedule 7.4 of the Company Disclosure Schedule, each such employment agreement duly executed by the parties thereto.

SECTION 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. All representations and warranties of AAO and Merger Sub contained in this Agreement shall be true, correct and complete as of the Closing Date in all material respects.

(b) Agreements and Covenants. AAO and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. AAO shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of AAO, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d).

(d) Material Adverse Effect. No AAO Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

SECTION 8.4 Frustration of Conditions. None of the Parties may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach of a covenant or agreement contained herein.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Shareholders or AAO, as follows:

(a) by mutual written consent of AAO and the Company;

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(b) by either AAO or the Company if the Effective Time shall not have occurred prior to November 30, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.1(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by AAO if the Effective Time shall not have occurred prior to the Outside Date, and AAO has not received stockholder approval of AAO Extension Proposal by such time.

(d) by either AAO or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

(e) by AAO upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b), as applicable, would not be satisfied (“Terminating Company Breach”); provided, however, that AAO and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; and provided further, that if such Terminating Company Breach is curable by the Company, AAO may not terminate this Agreement under this Section 9.1(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within the earlier of (i) 10 Business Days after notice of such breach is provided by AAO to the Company and (ii) the Outside Date;

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of AAO or Merger Sub set forth in this Agreement, or if any representation or warranty of AAO or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b), as applicable, would not be satisfied (“Terminating AAO Breach”); provided, however, that the Company has not waived such Terminating AAO Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; and provided further, that, if such Terminating AAO Breach is curable by AAO and Merger Sub, the Company may not terminate this Agreement under this Section 9.1(f) for so long as AAO and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within the earlier of (i) 10 Business Days after notice of such breach is provided by the Company to AAO and (ii) the Outside Date;

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(g) by AAO if there is a Company Material Adverse Effect;

(h) by AAO if the Company has failed to deliver the PCAOB Audited Financial Statements on or before the PCAOB Audit Deadline;

(i) by either AAO or the Company if any of the AAO Proposals shall fail to receive the requisite vote for approval at the Special Meeting;

(j) by written notice from AAO if the Company Requisite Approval is not obtained within three Business Days after the date on which the Registration Statement becomes effective;

(k) by AAO within five business days after receiving notice that the fairness opinion described in Section 8.1(l) and delivered to AAO does not meet the terms of the Prospectus; or

(l) by AAO on September 21, 2022, if the AAO Proposals have not been approved as of such date and AAO elects not to pursue the Extension Proposal.

SECTION 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in this Section 9.2, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a Willful Breach of this Agreement by a Party. The provisions of Section 6.3 (Claims Against Trust Account), Section 7.2 (Access to Information; Confidentiality; Publicity), this Section 9.2 (Effect of Termination) and Article XI (General Provisions) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which is required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement

SECTION 9.3 Expenses. Except for the Outstanding Company Transaction Expenses and the Outstanding AAO Transaction Expenses paid at the Closing, and the expenses paid by the Parties as contemplated in Section 7.10(g), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger or any other Transactions are consummated.

SECTION 9.4 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

SECTION 9.5 Waiver. At any time prior to the Effective Time, (a) AAO may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein, and (b) the Company may (i) extend the time for the performance of any obligation or other act of AAO or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of AAO or Merger Sub contained herein or in any document delivered by AAO and/or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of AAO or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

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ARTICLE X

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 10.1 Non-Survival. All representations and warranties of AAO, Merger Sub and the Company contained in this Agreement shall terminate as of the Closing, and no such representation or warranty shall survive the Closing.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

if to AAO or Merger Sub, prior to the Closing:

12115 Visionary Way

Fishers, Indiana 46038

Attention: Mark C. Jensen, CEO

Email:

with a copy to:

Loeb & Loeb LLP

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

E-mail: mnussbaum@loeb.com

if to the Company:

Royalty Management Corporation

8500 E. 116 Street, #264

Fishers, IN 46038

Attention: Thomas Sauve, CEO

Email: tms@royaltymgmtcorp.com

with a copy to:

Clifford J. Hunt, Esq.

8200 Seminole Blvd.

Seminole, FL 33772

Attention: Clifford J. Hunt, Esq.

Email: CJH@huntlawgrp.com

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SECTION 11.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.3 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.2(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

SECTION 11.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.5 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All Actions and proceedings arising out of or relating to this Agreement (whether in contract, tort or otherwise and whether seeking monetary or equitable relief) shall be heard and determined exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof. The Parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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SECTION 11.6 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.7.

SECTION 11.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall, prior to a valid termination of this Agreement, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger) in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

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SECTION 11.10 Legal Representation. (a) The Parties agree that, notwithstanding the fact that Loeb & Loeb LLP may have, prior to Closing, jointly represented AAO and/or Merger Sub in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented AAO and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Loeb & Loeb LLP will be permitted in the future, after Closing, to represent Sponsor or its Affiliates in connection with matters in which such Persons are adverse to AAO or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Loeb & Loeb LLP’s future representation of one or more of Sponsor or their respective Affiliates in which the interests of such Person are adverse to the interests of AAO, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Loeb & Loeb LLP of AAO, Merger Sub, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor and AAO shall be deemed the clients of Loeb & Loeb LLP with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor and AAO, shall be controlled by Sponsor and AAO and shall not pass to or be claimed by AAO post-Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by AAO or any of its Affiliates (including, after the Effective Time) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) Each Party warrants and represents that (i) it is a sophisticated party represented at all relevant times during the negotiation and execution of this Agreement by counsel of its choice, and that it has executed this Agreement with the consent and on the advice of such independent legal counsel; (ii) it and its counsel have determined through independent investigation and robust, arm’s-length negotiation that the terms of this Agreement shall exclusively embody and govern the subject matter of this Agreement; (iii) it has investigated the facts pertinent to this Agreement as it deemed necessary; (iv) no other Person or Party, nor any agent or attorney of a Party, made any promise, representation or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter of this Agreement to induce it to execute this Agreement; (v) it has not executed this Agreement in reliance on any promise, representation or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter of this Agreement; and (vi) it has not executed this Agreement in reliance on any promise, representation or warranty not contained herein. The Parties included this paragraph to preclude any claim that any Party was fraudulently induced to execute this Agreement and to preclude the introduction of parol evidence to vary, interpret, supplement or contradict the terms of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN ACQUISITION OPPORTUNITY INC.

By:	/s/ Mark C. Jensen
Name:	Mark C. Jensen
Title:	CEO

Royalty MERGER SUB, INC.

By:	/s/ Mark C. Jensen
Name:	Mark C. Jensen
Title:	CEO

Royalty Management CoRPORATION

By:	/s/ Thomas Sauve
Name:	Thomas Sauve
Title:	CEO

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EXHIBIT A

Shareholders and Merger Consideration

Royalty Management Corporation	Capitalization Table
		Percent of	Number of AAO
Shareholder	Shares	Fully Diluted	Shares Rec’d
White River Holdings LLC	1,814,000	25.792%	2,862,897
First Frontier Capital LLC	1,448,000	20.588%	2,285,267
Liberty Hill Capital Management LLC	963,000	13.692%	1,519,829
Homewood Holdings LLC	700,000	9.953%	1,104,757
Tarlis R. Thompson	150,000	2.133%	236,734
Gregory Q. Jensen	100,000	1.422%	157,822
T Squared Partners LP	400,000	5.687%	631,289
Michael G. Layman	250,000	3.555%	394,556
ENCECo, Inc.	300,000	4.265%	473,467
Cindy Wolt	58,750	0.835%	92,721
Peter B. Rodriguez	10,000	0.142%	15,782
Jeffrey R. Peterson	50,000	0.711%	78,911
Subtotal: Total Shares O/S	6,243,750	88.775%	9,854,032

	Shares Upon	Percent of	Number of AAO
Convertible Debt Holder (as of 7/1/2022)	Conversion	Fully Diluted	Shares Rec’d
T Squared Partners LP	49,425	0.703%	78,004
Wabash Enterprises LLC	8,029	0.114%	12,672
LF Athens Capital, LLC - Series RM	78,786	1.120%	124,342
LF Athens Capital, LLC - Series RM (1)	539,231	7.667%	851,027
First Frontier Capital LLC	1,602	0.023%	2,528
White River Holdings LLC	1,602	0.023%	2,528
Subtotal: Total Shares From Convert.	678,675	9.650%	1,071,101

	Shares Upon	Percent of	Number of AAO
Warrant Holder (cashless exercise equivalent)	Conversion	Fully Diluted	Shares Rec’d
T Squared Partners LP	5,219	0.074%	8,237
Westside Advisors LLC	34,787	0.495%	54,902
Wabash Enterprises LLC	870	0.012%	1,373
LF Athens Capital, LLC - Series RM	8,611	0.122%	13,590
LF Athens Capital, LLC - Series RM (1)	60,964	0.867%	96,215
First Frontier Capital LLC	174	0.002%	275
White River Holdings LLC	174	0.002%	275
Subtotal: Total Shares From Warrants	110,799	1.575%	174,867
Total Fully-Diluted Shares O/S	7,033,224	100.000%	11,100,000

(1) Represents total potential additional shares issuable under remaining financing amount

LISTOF EXHIBITS

EXHIBIT A	Shareholders and Merger Consideration
EXHIBIT B	Form of Amended Charter
EXHIBIT C	Form of Amended Bylaws
EXHIBIT D	Form of Surviving Corporation Articles of Incorporation
EXHIBIT E	Form of Surviving Corporation Bylaws

I